Exhibit 99.2

CUBETREE, INC.

(A Development Stage Enterprise)

Table of Contents

Page

Unaudited Condensed Financial Statements:

Balance Sheet as of June 30, 2010	1

Statements of Operations for the six months ended June 30, 2010 and 2009, and for the period from February 11, 2008 (inception) to June 30, 2010	2

Statements of Cash Flows for the six months ended June 30, 2010 and 2009, and for the period from February 11, 2008 (inception) to June 30, 2010	3

Notes to Unaudited Condensed Financial Statements	4 – 6

CUBETREE, INC.

(A Development Stage Enterprise)

UNAUDITED CONDENSED BALANCE SHEET

JUNE 30, 2010

(in thousands)

2010
ASSETS

Current assets:
Cash and cash equivalents	$5,422
Accounts receivable	38
Prepaid expenses and other assets	92

Total current assets	5,552

Property and equipment, net of accumulated depreciation	125
Restricted cash	100

Total assets	$5,777

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$247
Accrued compensation	225
Other accrued expenses	81
Deferred revenue	159

Total current liabilities	712

Deferred revenue, net of current portion	240

Total liabilities	952
Commitments - See Note 6

Stockholders’ equity:
Series A Preferred Stock	7
Series B Preferred Stock	12
Common Stock	6
Additional paid-in capital	11,600
Deficit accumulated during development stage	(6,800)

Total stockholders’ equity	4,825

Total liabilities and stockholders’ equity	$5,777

See accompanying notes to unaudited condensed financial statements.

CUBETREE, INC.

(A Development Stage Enterprise)

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2010 AND 2009 AND PERIOD

FROM FEBRUARY 11, 2008 (INCEPTION) TO JUNE 30, 2010

(in thousands)	2010	2009	Period from February 11, 2008 (inception) to June 30, 2010
Revenue	$96	$—	$101

Costs and expenses:
Cost of revenue	64	—	126
Research and development	1,013	34	3,375
General and administrative	834	983	1,560
Sales and marketing	1,067	58	1,781

Total costs and expenses	2,978	1,075	6,842

Operating loss	(2,882)	(1,075)	(6,741)

Other income (expense), net	3	1	(59)

Net loss	$(2,879)	$(1,074)	$(6,800)

See accompanying notes to unaudited condensed financial statements.

CUBETREE, INC. (A Development Stage Enterprise)

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

SIX MONTHS ENDED JUNE 30, 2010 AND 2009

AND PERIOD FROM FEBRUARY 11, 2008 (INCEPTION) TO JUNE 30, 2010

(in thousands)	2010	2009	Period from February 11, 2008 (inception) to June 30, 2010
Cash flows from operating activities:

Net loss	$(2,879)	$(1,074)	$(6,800)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12	—	38
Stock-based compensation	44	—	74
Non-cash interest charge for beneficial conversion feature of convertible debt	—	—	91
Changes in operating assets and liabilities:
Accounts receivable	(38)	—	(38)
Prepaid expenses and other assets	(4)	10	(93)
Accounts payable	220	—	249
Accrued compensation	128	(3)	225
Other accrued expenses	40	(72)	83
Deferred revenue	398	—	398

Net cash used in operating activities	(2,079)	(1,139)	(5,773)

Cash flows from investing activities:
Purchase of property and equipment	(96)	(6)	(164)
Change in restricted cash deposit	(100)	—	(100)

Net cash used in investing activities	(196)	(6)	(264)

Cash flows from financing activities:
Proceeds from the issuance of common stock upon the exercise of stock options	2	—	2
Proceeds from issuance of convertible promissory notes	—	—	315
Proceeds from issuance of common stock	—	—	7
Repurchase of common stock	—	—	(1)
Proceeds from issuance of preferred stock	—	—	11,136

Net cash provided by financing activities	2	—	11,459

Net increase in cash and cash equivalents	(2,273)	(1,145)	5,422

Cash and cash equivalents at beginning of period	7,695	2,165	—

Cash and cash equivalents at end of period	$5,422	$1,020	$5,422

See accompanying notes to unaudited condensed financial statements.

CUBETREE, INC.

(A Development Stage Enterprise)

NOTES TO UNAUDITED FINANCIAL STATEMENTS

SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company has prepared the accompanying unaudited condensed financial statements pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Pursuant to these rules and regulations, the Company has condensed or omitted certain information and footnote disclosures it normally includes in its annual financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). In management’s opinion, the Company has made all adjustments necessary to fairly present its financial position, results of operations and cash flows. The Company’s interim period operating results do not necessarily indicate the results that may be expected for any other interim period or for the full fiscal year.

Description of Business

CubeTree, Inc. (the “Company”) was incorporated in Delaware on February 11, 2008 and maintains its headquarters in Redwood City, California. The Company’s core product is an Enterprise 2.0 collaboration software product designed to help improve how employees find and share information.

The Company is considered to be in the development stage. Since its inception, the Company’s activities have been primarily focused on research and product development, market development, business and financial planning, and fund raising. The Company’s financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Since inception, the Company has incurred net losses and has an accumulated deficit of approximately $6.8 million as of June 30, 2010. On July 20, 2010, the Company was acquired by SuccessFactors, Inc. (“SuccessFactors”). Refer to Note 4.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates, although estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future.

Revenue Recognition

The Company’s revenue primarily consists of subscription fees for its cloud-based software. The Company’s customers do not have the contractual right to take possession of the software in substantially all of its transactions, instead, the software is delivered through the cloud from the Company’s hosting facilities. Therefore, these arrangements are treated as service agreements. The Company also generates revenue from other arrangements with customers, including arrangements for software licenses and product development. In all arrangements, the Company commences revenue recognition when all of the following conditions are met:

•	there is persuasive evidence of an arrangement;

•	the subscription or services have been delivered to the customer;

•	the collection of related fees is reasonably assured; and

•	the amount of related fees is fixed or determinable.

CUBETREE, INC.

(A Development Stage Enterprise)

NOTES TO UNAUDITED FINANCIAL STATEMENTS

During the six month ended June 30, 2010, one customer represented 24% of total revenue, and another customer represented 23% of total revenue.

Cost of Revenue

Cost of revenue primarily consists of costs related to hosting of the Company’s application suite, and expenses related to its hosting facility.

Fair Value Measurements

For all assets or liabilities recognized or disclosed at fair value, the Company measures the fair value in accordance with authoritative guidance that defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants and establishes a three-tier value hierarchy based on the inputs used in the valuation techniques to derive fair value. The hierarchy used to determine the fair value is as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs other than the quoted prices in active markets that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions.

As of June 30, 2010, the Company’s financial instruments measured at fair value on a recurring basis consisted of cash equivalents with both a carrying amount and fair value of approximately $5.0 million, consisting of money market instruments, with maturities of three months or less. The money market instruments are classified within Level 1 of the fair value hierarchy. As of June 30, 2010, the Company had no fair value measurements using Level 2 or Level 3 inputs.

2.	BALANCE SHEET ACCOUNTS

Accrued compensation consisted of the following (in thousands):

June 30, 2010
Accrued salaries	$58
Accrued vacation	61
Accrued 401(k)	8
Accrued bonuses	98

Total accrued compensation	$225

CUBETREE, INC.

(A Development Stage Enterprise)

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Other accrued liabilities consisted of the following (in thousands):

June 30, 2010
Accrued professional fees	$28
Accrued legal costs	24
Other	29

Total other accrued liabilities	$81

3	COMMITMENTS

On April 14, 2008, the Company entered into a two-year facility operating lease, commencing on June 1, 2008 for its corporate headquarters, with escalating payments over the two-year term. On April 26, 2010, the Company entered into a new three-year lease agreement for its corporate headquarters, commencing on May 1, 2010, with semi-annual and annual escalating payments over the lease term and with future minimum lease payments totaling approximately $523,000. Under the new lease, the Company provided a letter of credit of $100,000 to the landlord as collateral in the event of default. This amount is classified as restricted cash on the Company’s balance sheet as of June 30, 2010. Rent expense was approximately $58,000 and $45,000 for the six months ended June 30, 2010 and 2009, respectively.

4.	SUBSEQUENT EVENTS

On July 19, 2010, the Company declared a cash dividend of $0.12 per share, payable on July 20, 2010 to holders of record of the Company’s common stock and preferred stock on July 19, 2010, for a total of $3.0 million.

On July 20, 2010, the Company was acquired by and became a wholly-owned subsidiary of SuccessFactors, a provider of on-demand business execution software solutions, for approximately $18.9 million in shares of SuccessFactors’ common stock, plus future contingent cash payment based on changes in the value of SuccessFactors’ common stock.